                                                                   Exhibit 10.12

                             MEDIQUAL SYSTEMS, INC.



                               5,714,286 Shares of
                       Class B Convertible Preferred Stock




                        -------------------------------

                            STOCK PURCHASE AGREEMENT

                        -------------------------------





                                 August 4, 1986

                             MEDIQUAL SYSTEMS, INC.
                            Stock Purchase Agreement
                                 August 4, 1986

                                      INDEX



                                                                                              Page
                                                                                              ----

Section 1.     TERMS OF PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1

     1.1.      Description of Securities  . . . . . . . . . . . . . . . . . . . . . . . .        1
     1.2.      Reserved Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
     1.3.      Sale and Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
     1.4.      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2

Section 2.     REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . . . . . . .        2

     2.1.      Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . .        2
     2.2.      Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
     2.3.      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4
     2.4.      Financial Statements & Backlog . . . . . . . . . . . . . . . . . . . . . .        5
     2.5.      Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .        6
     2.6.      Absence of Certain Developments  . . . . . . . . . . . . . . . . . . . . .        7
     2.7.      Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
     2.8.      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
     2.9.      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . .        9
     2.10.     Patents; Trade Secrets; Employee Restrictions  . . . . . . . . . . . . . .       10
     2.11.     Effect of Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .       12
     2.12.     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12
     2.13.     Offerees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
     2.14.     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
     2.15.     Information Supplied to Purchasers . . . . . . . . . . . . . . . . . . . .       14
     2.16.     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15

Section 3.     CONDITIONS OF PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . .       15

     3.1.      Certificate of Company . . . . . . . . . . . . . . . . . . . . . . . . . .       15
     3.2.      Opinion of Company Counsel . . . . . . . . . . . . . . . . . . . . . . . .       16
     3.3.      Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
     3.4.      Amendment of Articles of Incorporation . . . . . . . . . . . . . . . . . .       16
     3.5.      Amendment of By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
     3.6.      Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .       17

     3.7.      Termination of Voting Trust  . . . . . . . . . . . . . . . . . . . . . . .       17
     3.8.      Amendment of Shareholder Agreement . . . . . . . . . . . . . . . . . . . .       17
     3.9.      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     3.10.     Election of Director . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     3.11.     All Proceedings Satisfactory . . . . . . . . . . . . . . . . . . . . . . .       17

Section 4.     COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .       18

     4.1.      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
     4.2.      Budget and Operating Forecast  . . . . . . . . . . . . . . . . . . . . . .       20
     4.3.      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
     4.4.      Payment of Taxes, Compliance with Laws, Etc. . . . . . . . . . . . . . . .       20
     4.5.      Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
     4.6.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
     4.7.      Life Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
     4.8.      Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . .       23
     4.9.      Affiliated Transaction . . . . . . . . . . . . . . . . . . . . . . . . . .       23
     4.10.     Management Compensation  . . . . . . . . . . . . . . . . . . . . . . . . .       23
     4.11.     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
     4.12.     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
     4.13.     Board of Directors Meetings  . . . . . . . . . . . . . . . . . . . . . . .       24
     4.14.     Right to Participate in Sales of Additional Securities . . . . . . . . . .       24
     4.15.     Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .       26
     4.16.     Distributions or Redemption of Capital Stock . . . . . . . . . . . . . . .       27
     4.17.     No Amendments to Articles of Organization or By-Laws . . . . . . . . . . .       27
     4.18.     Restrictions on Other Agreements . . . . . . . . . . . . . . . . . . . . .       28
     4.19.     Further Shares Issuable  . . . . . . . . . . . . . . . . . . . . . . . . .       28

Section 5.     REPRESENTATIONS AND WARRANTIES
               OF REPURCHASERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28

Section 6.     REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .       31

     6.1.      Optional Registrations . . . . . . . . . . . . . . . . . . . . . . . . . .       31
     6.2.      Required Registrations . . . . . . . . . . . . . . . . . . . . . . . . . .       34
     6.3.      Registrable Securities . . . . . . . . . . . . . . . . . . . . . . . . . .       35
     6.4.      Further Obligations of the Company . . . . . . . . . . . . . . . . . . . .       36
     6.5.      Form S-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       37
     6.6.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39
     6.7.      Rule 144 Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . .       40
     6.8.      Transfer of Registration Rights  . . . . . . . . . . . . . . . . . . . . .       41
     6.9.      Granting of Registration Rights  . . . . . . . . . . . . . . . . . . . . .       41

                                      (ii)

Section 7.     GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42

     7.1.      Amendments, Waivers and Consents . . . . . . . . . . . . . . . . . . . . .       42
     7.2.      Survival of Covenants; Assignability of Rights . . . . . . . . . . . . . .       43
     7.3.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     7.4.      Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     7.5.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       43
     7.6.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
     7.7.      Notices and Demands  . . . . . . . . . . . . . . . . . . . . . . . . . . .       44
     7.8.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45
     7.9.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45



Exhibits

Exhibit A    -   Purchasers
Exhibit B    -   Certificate of Amendment
Exhibit C    -   Form of Company Counsel Opinion
Exhibit D    -   Form of Shareholders Agreement
Exhibit E    -   Form of Confidentiality and Invention Agreement
Exhibit F    -   Intentionally Omitted
Exhibit G    -   Form of Amendment or Shareholder Agreement


Schedule Volume

Schedule 2.3.1     -   Capitalization
Schedule 2.3.2     -   Restrictions on Stock Transfer
Schedule 2.3.3     -   Subsidiaries and Investments
Schedule 2.4       -   Financial Statements and Backlog
Schedule 2.5       -   Liabilities
Schedule 2.6       -   Recent Developments
Schedule 2.7       -   Title Matters
Schedule 2.8       -   Intentionally Omitted
Schedule 2.9       -   Contracts and Commitments
Schedule 2.10      -   Intellectual Property Matters
Schedule 2.12      -   Litigation
Schedule 2.13      -   Intentionally Omitted
Schedule 4.9       -   Affiliated Transactions
Schedule 4.11      -   Use of Proceeds


                                     (iii)

                         AGREEMENT FOR PURCHASE AND SALE
                    OF CLASS B CONVERTIBLE PREFERRED STOCK OF
                             MEDIQUAL SYSTEMS, INC.



         AGREEMENT made as of this fourth day of August, 1986 by and among Mediqual Systems, Inc., a Delaware corporation (the "Company"), and the persons named in Exhibit A hereto (collectively, the "Purchasers," and each individually, a "Purchaser").


SECTION 1.    TERMS OF PURCHASE

         1.1. Description of Securities. The Company has authorized the issuance and sale to the Purchasers of 5,714,286 shares (the "purchased Shares") of its authorized but unissued Class B Convertible preferred Shares. $.01 par value (the "Class B Preferred Shares"). for a purchase price of $.70 per purchased Share

         1.2. Reserved Shares. The Company will authorize and will reserve. and covenants to continue to reserve, a sufficient number of shares of the Common Shares, $.001 par value (the "Common Shares"), to satisfy the rights of conversion of the holders of the purchased Shares. Any shares of Common Shares or any successor class of stock of the Company hereafter issued or issuable upon conversion of the purchased Shares are herein referred to as "Conversion Shares," and the purchased Shares and the Conversion Shares are herein collectively referred to as the "Securities."

         1.3. Sale and Purchase. Subject to the terms and conditions herein set forth. the Company shall issue and sell to each of the Purchasers. and each Purchaser shall purchase from the Company the number of Purchased Shares set forth opposite the name of such Purchaser in Column 2 of Exhibit A for the aggregate purchase price set forth in Column 3 of Exhibit A.

         1.4. Closing. A Closing (the "Closing") of the sale and purchase of the Purchased Shares shall take place at the offices of Goodwin, Procter & Hoar. located at Exchange Place Boston, Massachusetts. at 1:00 P.M., on August 4. 1986, or such other date, time and place as shall be mutually agreed upon by the Company and the purchasers (the "Closing Date") At the Closing the Company will deliver the Purchased Shares being acquired by each Purchaser in the form of a certificate issued in such purchaser's name or in the name of its nominee (of which the Purchaser shall notify the Company not less than one (1) business day prior to the Closing). against payment of the purchase price therefor by or on behalf of each Purchaser to the Company by certified or bank cashier's check.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce the Purchasers to enter into this Agreement. the Company hereby represents and warrants as follows:

         2.1. Organization and Corporate Power. The Company is a corporation duly organized. validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction where such qualification is required and failure to have such qualification may have a material adverse effect on the Company The Company has all required corporate power and authority to own its property. to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement, and generally to carry out the transactions contemplated hereby The copies of the Articles of Incorporation and By-Laws of the Company. as amended to date, which have been furnished to counsel for the purchasers by the Company, are correct and complete The Company is not in violation of any term of its Articles of Incorporation or By-Laws, or any material agreement. instrument, judgment, decree or order applicable to the Company the violation of which would have a material adverse effect on the Company.

         2.2. Authorization. This Agreement and the documents and instruments executed pursuant hereto and referred to in Sections 3.6, 3.7 and 3.8 are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies and to the exercise of judicial' discretion in accordance with general principles of equity and subject to any limitations on the enforcement of indemnity obligations under applicable federal and state securities laws The execution, delivery and performance of this Agreement and issuance of the Class B preferred Shares and the Conversion Shares have been duly authorized by all necessary corporate or other action of the Company.

         2.3. Capitalization. The authorized and issued capital stock of the Company and the consideration received and to be received therefor are as set forth in Schedule 2.3.1 of the Schedule Volume delivered herewith (the "Schedule Volume") All of the presently outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable The Class B Preferred Shares have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement1 will be validly issued, fully paid and non-assessable The relative rights preferences, restrictions and other provisions relating to the Class B preferred Shares are as set forth in Exhibit B attached hereto- The Company has authorized and reserved for issuance upon conversion of the Class B preferred Shares not less than 5,714,286 shares of its Common Shares, and the shares of Conversion Shares issued upon such conversion will, upon such issuance, be validly authorized and issued, fully paid and non-assessable. Except as provided above or in said Schedule 2.3.1, the Company has not issued any other shares of its capital stock and there are no outstanding warrants1 options or -other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants. options or other rights to acquire any such convertible securities. There are no preemptive rights with respect to the issuance or sale of the Company's capital stock, other than rights to which holders of Class B Preferred Shares and Conversion Shares are entitled as set forth in Section 4.14 hereof Except as disclosed in Schedule 2.3.2 of the Schedule Volume, there are no restrictions on the transfer of the Company's capital stock other than those arising from federal and state securities laws Except as disclosed on Schedule
2.3.3 of the Schedule Volume, the Company has no subsidiaries or investments in any other corporation, trust, partnership or business entity and is not a party to any joint venture The outstanding shares of the capital stock of the Company are held of record and beneficially by the persons identified in said Schedule
2.3.1 in the amounts indicated therein.

         2.4. Financial Statements and Backlog. Included in Schedule 2.4 of the Schedule Volume are the following financial statements of the Company, all of which statements (including the footnotes thereto) fairly present the financial position of the Company on the dates of such statements and the results of its operations for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods:

                  An audited Balance Sheet as of December 31, 1985, and Statements of Operations, Shareholders' Equity and Retained Earnings, and Changes in Financial Position for the year then ended;

                  An unaudited Balance Sheet as of June 30, 1986, and Statements of Operations, Shareholders' Equity and Retained Earnings, and Changes in Financial position for the six-month period then ended

Included in Schedule 2.4 of the Schedule Volume is a detailed backlog of all firm orders for the Company 5 products as of June 30, 1986 Except as disclosed in said Schedule 2.4, the Company is not aware of any cancellation 'or proposed cancellations with respect to the orders contained in the backlog and has no reason to believe that all orders set forth therein will not be delivered on schedule; nor is there any claim for refunds of monies already paid to the Company, or any reason to believe such claims will be forthcoming

         2.5. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the latest balance sheet included in Schedule
2.4 of the Schedule Volume (including the footnotes thereto) except for liabilities arising in the ordinary course of its business since the date of said balance sheet, and except as to accrued or contingent liabilities arising out of the facts disclosed in
Schedule 2.5 of the Schedule Volume, the Company does not have and has not assumed any material accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof in any case where the material facts or circumstances giving rise to such liability are known to the Company or in the exercise of reasonable diligence should have been known to the Company (whether such liability is accrued to become due, contingent, or otherwise and whether or not such liability relates to any predecessor business of the Company).

         2.6. Absence of Certain Developments. Except as specifically disclosed in Schedule 2.6 of the Schedule Volume, since the date of the latest balance sheet included in Schedule 2.4 of the Schedule Volume, there has been (i) no material adverse change in the condition, financial or otherwise, of the Company or in the assets, liabilities, properties or business of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) no waiver of any valuable right of the Company or the cancellation of any debt or claim held by the Company, (iv) no loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company which increase is in excess of an annual rate of $5,000,
(vi) no loss, destruction or damage to any property of the Company, whether or not insured, in excess of $10,000 in the aggregate, (vii) no labor trouble involving the Company where the consequence of such labor trouble may be materially adverse with respect to the Company, and no material change in the personnel of the Company or the terms and conditions of their employment, and
(viii) no acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by the Company otherwise than for fair value in the ordinary course of business.

         2.7. Title to Properties. The Company has good and marketable title to all of its tangible properties and assets free and clear of all liens, restrictions or encumbrances, except as specifically disclosed in Schedule 2.7 of-the Schedule Volume or in the financial statements and the footnotes thereto included in Schedule 2.4 of the Schedule Volume The Company owns no real property. All machinery and equipment included in such properties which is necessary to the business of the Company is in reasonable working condition, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease To its best knowledge, the Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased tangible properties, nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be materially adverse with respect to the Company. For purposes of this Agreement, "tangible properties" specifically excludes patent, trademark, copyright, trade secret and other proprietary rights.

         2.8. Tax Matters. All federal, state, county and local taxes, and all applicable taxes owed to foreign jurisdictions, due and payable by the Company have been paid The provisions for taxes on the latest balance sheet included in
Schedule 2.4 of the Schedule Volume are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed as of the date of said balance sheet There exist no unpaid assessments of federal income taxes nor any basis for the assessment of additional federal income taxes on the Company for any fiscal period. The federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no notice of audit has been received. The Company has duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

         2.9. Contracts and Commitments. The Company does not have and has not assumed any contract, obligation or commitment which involves a potential commitment in excess of $10,000 or which is otherwise material and not entered into in the ordinary course of business, and does not have any employment contracts; stock redemption or purchase agreements; financing agreements; licenses; distributor. sales representative or OEM agreements; agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons; leases; agreements relating to the licensing, distribution, development, purchase or sale of software; or pension, profit-sharing, retirement or stock option plans, except in each case as are described in Schedule 2.9 of the Schedule Volume, and copies of which have been delivered to counsel for the Purchasers. Except as described in said Schedule 2.9, (i) the Company is not in default under any material contract, obligation or commitment, and (ii) without limiting the generality of the foregoing, there are no outstanding claims by any customer of the Company with respect to delivery or performance of the Company's products and (iii) all receivables booked with respect to the sale of Company 5 products are valid and enforceable receivables without offset The Company has no knowledge of any facts or circumstances which are likely to cause any of the foregoing contracts, obligations or commitments to have a materially adverse effect upon the business or finances of the Company. The Company does not have and never has had any government contracts or subcontracts.

         2.10. Patents; Trade Secrets; Employee Restrictions. Except as set forth in Schedule 2.10 of the Schedule Volume, the Company has exclusive ownership of, or exclusive license to use, all patent, copyright, trademark, trade secret or other proprietary rights used or to be used its business as presently conducted or contemplated Except as disclosed in Schedule 4.9 hereto, the Company has not used, and does not use or contemplate making use of, any patent, copyright, trademark, trade secret or other proprietary information or rights of Interqual, Inc. The Company owns no issued patents or patent applications. Except as set forth in Schedule 2.10 of the Schedule Volume, the Company to the best of its knowledge owns or has a license to use, free and clear of other claims or rights of others, all trade secrets, manufacturing processes, hardware designs, programming processes, software and other information required for or incident to its products or its business as presently conducted or contemplated To the best knowledge of the Company the Company is not infringing, and its planned operations will not infringe, any patent, copyright, trademark or other proprietary right of any other person and the Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any of its past or present employees. Neither the Company nor, to the best knowledge of the Company, any of the Company's employees have any agreements or arrangements with former employers of such employees relating to confidential information or trade secrets of such employers To the best knowledge of the Company, the activities of the Company's employees on behalf of the Company do not violate any agreements or arrangements which any such employees have with former employers. To the best knowledge of the Company, no other person is infringing any patent, copyright, trademark, trade secret or other proprietary right of the Company.

         2.11. Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and the Shareholders Agreement, and the adoption of the Certificate of Amendment in accordance with Exhibit B, will not conflict with or result in any default under any material contract obligation, commitment, charter provision, by-law or corporate restriction of the Company or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company except pursuant to this Agreement or the transactions contemplated hereby The Company's execution and delivery of this Agreement and its performance of the transactions contemplated hereby will not violate any material instrument, agreement, judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency applicable to the Company the violation of which would have a material adverse effect on the Company.

         2.12. Litigation. Except as set forth in Schedule 2.12 of the Schedule Volume, there is no litigation or governmental proceeding or investigation pending against the Company. To the best knowledge of the Company, there is no such litigation proceeding or investigation threatened against the Company, or which is pending or threatened affecting any of the Company's properties or assets, or is pending or threatened against any officer or key employee of the Company, or is pending or threatened and has a reasonable possibility of calling into question the validity, or materially hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto; nor, except as disclosed in Schedule 2.12 to the Schedule Volume, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted with any substantial chance of a recovery which would be materially adverse to the Company.

         2.13. Offerees. Neither the Company, nor anyone acting on its behalf, has in the past or will hereafter sell, offer for sale or solicit offers to buy any of the Securities so as to bring the offer, issuance or sale of the Purchased Shares or the Conversion Shares, as contemplated by this Agreement1 within the provisions of Section 5 of the Securities Act of 1933, as amended The Company has complied and will comply with all applicable state "blue-sky" or securities laws in connection with the issuance and sale of its Common Shares, Class B Preferred Shares and other securities heretofore and upon the closing of this Agreement.

         2.14. Business. The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its present business The Company is not in violation, and its planned business as heretofore described to the purchasers in writing will not put the Company in violation1 of any material law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business The Company does not know of any facts or circumstances (including without limitation expressions or other indications of the attitude of the concerned governmental agencies or officials) which are materially adverse with respect to any of the foregoing matters.

         2.15. Information Supplied to Purchasers. Neither (i) this Agreement or the Schedule Volume, (ii) the Business Plan and Information Package, each dated April, 1986, in each case as supplemented by this Agreement and the Schedule Volume, nor (iii) any document or certificate furnished to the Purchasers by or on behalf of the Company pursuant to Section 3.1 or 3.10 of this Agreement, contains or will contain at the time of its delivery any untrue statement of a material fact, and this Agreement, the Schedule Volume, and said other documents and certificates, do not omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no material fact relating to the business, prospects, operations, affairs or conditions of the Company which adversely affects or in the future may in the reasonable business judgment of the Company (so far as the Company may now foresee based upon facts now known to the' Company) materially adversely affect the same which has not been set forth in this Agreement or in the other documents furnished to the Purchasers by or on behalf of the Company prior to or on the date hereof The forecasts and projections of future financial results contained in said Business Plan and said Information Package are based upon information available to the Company as of the date on which such forecasts or projections were made and upon reasonable inferences from such information, but may be subject to revision in the event of changes in the facts and circumstances upon which such forecasts and projections are based which could not reasonably have been foreseen at the date on which such forecasts or projections were made.

         2.16. Brokerage. Except for the finder's fee to be paid to Newbury, Piret & Company, Inc. with respect to the transactions contemplated by this Agreement, there are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.


SECTION 3.     CONDITIONS OF PURCHASE

         The purchasers' obligation to purchase and pay for the Purchased Shares shall be subject to compliance by the Company with their agreements herein contained and to the fulfillment on or before and at the Closing Date of the following conditions:

         3.1. Certificate of Company. The representations and warranties of the Company contained in this Agreement, including but not limited to the representations and warranties made in Section 2, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Section 3 shall have been satisfied; and on the Closing Date a certificate to such effect executed by the President of the Company shall be delivered to the Purchasers.

         3.2. Opinion of Company Counsel. The Purchasers shall have received from counsel for the Company, Messrs. Altheimer & Gray their favorable opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit C.

         3.3. Authorization. The Board of Directors of the Company shall have duly adopted resolutions in form satisfactory to the Purchasers authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Purchasers shall have received a duly executed certificate of the Secretary or an Assistant Secretary of the Company setting forth a copy of such resolutions and such other matters as may be reasonably requested by the Purchasers

         3.4. Amendment of Certificate of Incorporation. The Certificate of Incorporation of the Company shall have been amended by the shareholders of the Company as set forth in Exhibit B hereto to create and to authorize the issuance of the Class B Preferred Shares and to state the terms thereof and the revised terms applicable to the Class A Preferred Shares.

         3.5. Amendment of By-Laws The Board of Directors of the Company shall have adopted a resolution making certain restrictions on the transfer of the Common Shares of the Company contained in Section 5 of Article V thereof inapplicable to the Class B preferred Shares and the Conversion Shares.

         3.6. Shareholders Agreement. The Company and certain shareholders of the Company shall have executed and delivered a Shareholders Agreement with the Purchasers in the form of Exhibit D.

         3.7. Termination of Voting Trust. The Voting Trust dated April 9, 1984, as amended, shall have been effectively terminated in writing by the parties thereto.

         3.8. Amendment of Shareholder Agreement. The Shareholder Agreement dated April 9, 1984, as amended, shall have been amended by a written amendment in the form of Exhibit G hereto.

         3.9. Use of Proceeds. The Company shall have reached agreement with certain parties identified on Schedule 4.11 attached hereto relating to disbursement of funds and other transactions described therein in accordance with the terms of said Schedule 4.11

         3.10. Election of Director. The Company shall have caused the election to its Board of Directors of Robert W. Daly as nominee of the Purchasers, who shall be deemed the representative of the Class B preferred Shares hereunder while serving as a Director of the Company elected by their vote

         3.11. All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Purchasers, and the Purchasers shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Purchased Shares to the Purchasers shall be made in conformity with all applicable state and federal securities laws.


SECTION 4.     COVENANTS OF THE COMPANY

         The Company shall comply, and shall cause any direct or indirect subsidiaries of the Company to comply, with the following covenants, except as shall otherwise be agreed pursuant to a written consent of a majority in interest of the Purchasers delivered in accordance with Section 7.1, and until
(i) the Company has redeemed at least 4,571,429 of the Class B Preferred Shares issued as of August 4, 1986 or Conversion Shares or (ii) such time as the Company completes its first public offering of its Common Shares pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in which (a) the sale price to the public is at least $2.10 per share (appropriately adjusted for stock splits, stock dividends' and the like), and (b) aggregate gross proceeds to the Company from the sale of the shares are at least $7,000,000 (a "Substantial Public Offering"). All references to "the Company in this Section 4 shall be deemed to refer to the

Company and its direct and indirect subsidiaries, if applicable on a consolidated basis.

         4.1. Financial Statements. The Company will maintain a system of accounts in accordance with generally accepted accounting principles, keep full and complete financial records and furnish to the Purchasers, subject to the provisions of Section 7.5 hereof, the following reports: (a) within ninety (90) days after the end of each fiscal year, a copy of the balance sheet of the Company as at the end of such year, together with a statement of income and retained earnings of the Company for such year, certified by Arthur Anderson & Co. or other independent public accountants of recognized standing reasonably satisfactory to the Purchasers, prepared in accordance with generally accepted accounting principles and practices consistently applied; (b) within thirty (30) days after August 4, 1986 and after the end of each month thereafter an unaudited balance sheet of the Company as at the end of such month and an unaudited statement of income and retained earnings for the Company for such month and for the year to date, together with a brief written discussion and analysis by management of such monthly and annual financial statements; and (c) such other financial information as the Purchasers may reasonably request, including without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this
Section 4 of the Agreement when requested by a majority in interest of the Purchasers.

         4.2. Budget and Operating Forecast The management of the Company will prepare and submit to the Board of Directors of the Company a budget for each fiscal year of the Company at least 30 days prior to the beginning of such fiscal year together with management's written discussion and analysis of such budget The budget shall be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors of the Company The management of the Company shall review the budget periodically and shall advise the Board of Directors of all changes therein and all material deviations therefrom.

         4.3. Conduct of Business. The Company will continue to engage principally in the business now conducted by it or businesses reasonably related to such business. The Company will keep in full force and effect its corporate existence and all patents and other intellectual property rights used or necessary in its business and, consistent with the disclosures made on Schedule
2.14 to the Schedule Volume, comply with all applicable laws and regulations in the conduct of its business- The Company shall use its best efforts to cause each key employee of the Company to execute confidentiality and invention agreements substantially in the form of Exhibit E. with such reasonable changes therein as may be deemed appropriate by the Board of Directors

         4.4. Payment of Taxes, Compliance with Laws, etc. The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however. that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy, or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books The Company will comply with all applicable laws and regulations in the conduct of its business.

         4.5. Adverse Changes. The management of the Company will promptly advise the Board of Directors and each Director of any event which represents a material adverse change in the condition or business, financial or otherwise, of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in such a material adverse change The management of the Company will also promptly advise the Board of Directors and each Director of any violations of the covenants made herein.

         4.6. Insurance. The Company will keep its insurable properties insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or a similar business of similar size, to the extent that such insurance is available on reasonable terms. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for corporations engaged in the same or a similar business of similar size, to the extent such insurance is available on reasonable terms.

         4.7. Life Insurance. The Company shall obtain and maintain a key-man term life insurance policy on the life of its Chief Executive Officer in the amount of $1,000,000, payable to a trust for the benefit of the Purchasers or the then holders of the Class B preferred Shares In the event of the death of the Chief Executive Officer, the then holders of the Class B Preferred Shares may, within 30 days of notice of such death and upon the vote of at least 51% in interest of the then holders of the Class B preferred Shares, elect to require the Company to redeem on a pro rata basis 1,428,571 shares of the Class B Preferred Shares at the price of $.70 per share, with the proceeds of the insurance applied as payment for such shares under the terms of the Shareholders' Agreement attached as Exhibit D hereto If the purchasers choose not to redeem such Class B Preferred Shares, the insurance proceeds shall be paid to the Company. The Company will not borrow against said policy and will not cause or permit any assignment of the proceeds of said policy to be made or otherwise alter or impair any of the rights or values of such policy.

         4.8. Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in reasonably good repair, working order and condition as necessary to permit such business to be properly and advantageously conducted

         4.9. Affiliated Transactions. All transactions by and between the Company and any officer, key employee or stockholder of the Company, or persons controlled by or affiliated with such officer, key employee or stockholder, including without limitation Interqual, Inc., shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Board of Directors, after full disclosure of the terms thereof. Certain such transactions are described on Schedule 4.9 hereto.

         4.10. Management Compensation. Compensation paid by the Company to its management will be reasonably comparable to compensation paid to management in companies of similar size, of similar maturity, and in similar industries.

         4.11. Use of Proceeds. The Company shall use the proceeds of the sale of the Purchased Shares substantially as set forth in Schedule 4.11 attached hereto. Pending use for the above described purpose, said proceeds shall be temporarily invested in short-term interest bearing securities, including U.S. Government securities, shares of money market mutual funds and certificates of deposit and similar instruments of federally or state-chartered banks.

         4.12. Inspection. The Company shall, during business hours and upon reasonable notice, permit authorized representatives of the Purchasers to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested and subject to the provisions of Section 7.5 hereof.

         4.13. Board of Directors Meetings. The Company shall ensure that meetings of its Board of Directors are held at least six times each year and at intervals of not more than three months- The Certificate of Incorporation or By-Laws of the Company shall at all times during which any nominee of the purchasers serves as director of the Company provide for indemnification of the directors to the fullest extent permitted under applicable state law. The Company will use its best efforts to obtain and maintain director's and officer's liability insurance providing coverage for such director of at least $1,000,000 per occurrence to the extent such insurance is available on reasonable terms.

         4.14. Right to participate in Sales of Additional Securities. If the Company at any time wishes to sell any shares of capital stock of the Company, or bonds, certificates of indebtedness, debentures or other securities convertible into capital stock of the Company or options, warrants or rights carrying any rights to purchase capital stock or convertible securities of the Company to a third party, other than in connection with a Substantial Public Offering, the Company will submit a written offer to the Purchasers identifying the third party to whom such stock, securities, options, warrants or rights are proposed to be sold, and the terms of the proposed sale, and offering to the Purchasers the opportunity to purchase their proportionate share of such securities on terms and conditions, including price, not less favorable to the Purchasers than those on which the Company proposes to sell such securities to any other purchaser Each purchaser shall have the right to purchase his proportionate share of such securities based on the ratio which the Common Stock of the Company owned or obtainable by said purchaser upon conversion of any Preferred Shares owned by him bears to all the issued and outstanding shares of Common Shares of the Company (including all such shares issuable upon conversion of then issued and outstanding Preferred Shares)~ Any Purchaser may transfer its right to be offered any such opportunity to (i) any affiliate, as that term is defined in the Investment Company Act of 1940, as amended, of a Purchaser, or (ii) any owner of an investment account which is managed or advised by a purchaser, or by TA Associates or any such affiliate thereof The Company's offer to the Purchasers shall remain open and irrevocable for a period of thirty (30) days. Any shares so offered to the Purchasers which are not purchased pursuant to such offer may be sold by the Company to the purchaser originally named in the offer to the Purchasers on the same terms contained in such offer at any time within 180 days following the date of such offer, but may not be sold to any other person or after such 180 day period without renewed compliance with this Section 4.14 Notwithstanding the above, the Company may issue up to 1,650,000 shares of Common Shares of the Company to employees or directors pursuant to stock options heretofore or hereafter issued with the approval of the Board of Directors of the Company and 300,000 shares of Common Stock pursuant to a Mediqual Option Agreement dated January 5, 1986 between the Company and various optionees party to such agreement.

         4.15. Shareholders Agreement. At or before the Closing the Company will enter into with the Purchasers and certain shareholders named therein an agreement in the form attached hereto as Exhibit D (the "Shareholders Agreement") The Company agrees that it will diligently enforce all of its rights under the Shareholders Agreement and confidentiality and invention agreements with key employees referred to in Section 4,3, and that it will not waive or release any such rights or consent to any amendment of any such agreement without the written consent of a majority in interest of the Purchasers then holding Purchased Shares or Conversion Shares.

         4.16. Distributions or Redemption of Capital Stock. Except as otherwise expressly provided herein or in Exhibit B, the Company will not declare or pay any dividends (other than a dividend payable in shares of its Common Shares) or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Shares or any other class of its stock, or directly or indirectly redeem, purchase, or otherwise acquire for a consideration any shares of its Common Shares or any other class of its stock (other than repurchases of shares from employees pursuant to the terms of any Incentive Stock Option Plans adopted by the Company and approved by the Director elected by the Class B Preferred Shares).

         4.17. No Amendments to Articles of Incorporation or By-Laws. Except as provided in this Section 4.17, the Company will not make any amendment to its Articles of Incorporation or its By-Laws without the consent of the majority in interest of the Class B preferred Shares and Conversion Shares. Notwithstanding any contrary provision of this Agreement, the Company may issue, and the then holders of the Class B Preferred Shares agree to vote to authorize, a class of preferred stock which is subordinated with respect to rights upon liquidation, dissolution or winding up, dividends, voting rights and redemption to the Class B preferred Shares if the proceeds from the sale of such stock are used solely to redeem the Class B preferred Shares.

         4.18. Restrictions on Other Agreements. The Company will not enter into any agreement with any party which would restrict the payments due the holders of Class B Preferred Shares upon the mandatory redemption thereof or grant any right relating to the registration of its Common Shares superior to or on a parity with the rights granted to the Purchasers pursuant to Section 6 hereof.

         4.19. Further Shares Issuable. In the event that the Company shall issue to James A. Block ("Block") any of its Common Shares or any warrants, options or other rights to purchase Common Shares other than for consideration at least equal to $.70 per share, the Company agrees to issue, without further consideration, to each of the Purchasers or the then holder of such Purchaser's shares such Purchaser's pro rata portion of an aggregate of .3212 Common Shares for every Common Share or right to purchase a Common Share issued to Block Such Common Shares shall upon issue be duly authorized, validly issued fully paid and non-assessable and shall be treated as Purchased Shares for purposes of Sections 1.2, 2, 4, 5, 6 and 7 of this Agreement.


SECTION 5.     REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         It is the understanding of the Company, and each Purchaser hereby severally represents and warrants to the Company with respect to such Purchaser's purchase of Securities hereunder, that:

         A. The execution, delivery and performance of this Agreement and the documents and instruments executed pursuant hereto have been duly authorized by all necessary action on the part of the Purchaser, and this Agreement constitutes the valid legal and binding agreement of the Purchaser, enforceable in accordance with its terms.

         B. The Purchaser is acquiring the Securities for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933 as amended (the "Securities Act").

         C. The Purchaser understands that it may have to bear the economic risk of its investment in the Company for an indefinite period of time because, among other reasons, the Securities have not been registered under the Securities Act or "blue sky" or securities laws of any other jurisdiction and therefore cannot be disposed of unless such Securities are subsequently registered under the Securities Act (and such "blue sky" or securities laws, if applicable) or exemptions from such registration under the Securities Act (and such "blue sky" or securities laws, if applicable) are available. The Purchaser acknowledges and understands that, except as provided in Section 6 hereof, it has no independent right to require the Company to register the Securities- The Purchaser is aware that the Company may not accomplish a public offering of its stock. The Purchaser further understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by opinion of counsel, in form and substance satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act The Purchaser understands that each certificate representing the Securities will bear the following legend or one substantially similar thereto:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment and not with a view to distribution or resale, and may not be offered, sold, mortgaged, pledged, hypothecated or otherwise transferred or disposed of without an effective registration statement for such shares under the Securities Act of 1933, as amended, and applicable state securities laws, or an opinion of counsel satisfactory to the corporation that such registration is not required.

         D. The Purchaser has knowledge and experience in financial and business matters and in the making of venture capital investments, is capable of evaluating the merits and risks of an investment in the Company, is able to bear the economic risk of loss of its entire investment in the Company, has been granted the opportunity to make a thorough investigation of the affairs of the Company and to question, to the extent deemed necessary and appropriate, the officers, directors, employees agents and stockholders of the Company to verify the information contained herein or otherwise furnished by the Company, and to evaluate the merits and risks of the investment described herein, and has availed itself of such opportunity either directly or through its authorized representative.

         E. The Purchaser has been advised that the Securities have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing the Purchased Shares is relying upon, among other things, the representations and warranties of each Purchaser contained in this Article 5 in concluding that each such issuance is a-"private offering" under Section 4(2) of the Securities Act and does not require compliance with the registration provisions of the Securities Act The Purchaser acknowledges that neither the Company nor any person acting on behalf of the Company has offered to sell the Purchased Shares to the Purchaser by means of any form of general advertising.

         F. There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Purchaser.


SECTION 6.  REGISTRATION RIGHTS

         6.1. Optional Registrations. If at any time or times after the date hereof, the Company shall determine to register any of its Common Shares or securities convertible into or exchangeable or exercisable for Common Shares under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering thereof by stockholders (a "secondary offering"), or both, but not in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "Commission") under the Securities Act is applicable), the Company will promptly give written notice thereof to the holders of Registrable Securities (as hereinafter defined) then outstanding (the "Holders"), and will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Holders may request in a writing delivered to the Company within 15 days after the notice given by the Company; provided, however, that in the case of the registration of Common Shares by the Company in connection with an underwritten public offering. it shall not be required to register Registrable Securities of the Holders in excess of the amount. if any, of Common Shares which the principal underwriter of an underwritten offering shall reasonably and in good faith agree in writing to include in such offering (the "Secondary Shares"). If any Registrable Securities of Holders who have requested participation are not included for the foregoing reason: (i) if William D. Ryan and affiliates ("Ryan") and holders of Common Shares other than the Holders have held capital stock of the Company for less than two years for purposes of Rule 144(d), then the Company will permit Holders who have requested participation to participate in such offering prior to permitting participation by Ryan or such other holders, and (ii) if Ryan, such other holders and the Holders have held capital stock of the Company for more than two years, then the Company will permit the Holders of Registrable Securities who have requested participation to participate in the offering collectively as to not more than fifty percent of the Secondary Shares and individually in proportion to the number of shares of Common Shares owned or obtainable by them upon exercise of rights with respect to other securities owned by them, the remaining fifty percent of the Secondary Shares to be made up of not more than (i) sixty percent shares held by Ryan and (ii) forty percent shares held by other holders of Common Shares If the Company includes in such a registration any securities to be offered by it, all expenses of registration and offering shall be borne by the Company, except that the Holders shall bear underwriting commissions and transfer taxes on shares being sold by such Holders If the registration under this Section 6.1 is exclusively a secondary offering, as defined in this Section the Holders shall bear their proportionate share of the expenses of the registration and offering (provided all stockholders registering shares thereunder bear their proportionate share of expenses), except expenses which the Company would have incurred whether or not registration was attempted, including, without limitation, the expense of preparing normal audited or unaudited financial statements or summaries consistent with this Agreement or applicable Commission filings Without in any way limiting the types of registrations to which this Section 6.1 shall apply, in the event that the Company shall effect a "shelf registration" under Rule 415 promulgated under the Securities Act, or any other similar rule or regulation ("Rule 415"), the Company shall take all necessary action, including, without limitation the filing of post-effective amendments, to permit the Purchasers to include their shares in such registration in accordance with the terms of this
Section 6.1, provided that the Company shall not be required to maintain the effectiveness of such shelf registration beyond the latest date that the prospectus prepared in connection herewith continues to comply with Section 10(3) of the Securities Act, unless the Company shall have prepared an amended prospectus complying with said Section 10(3) for its own use or the use of any other person selling under such shelf registration.

         6.2. Required Registrations. If at any two (2) occasions after August 4, 1987, one or more of the Holders of an aggregate of not less than a majority of the Registrable Securities then outstanding, including any Common Shares issued or issuable upon conversion of the purchased Shares then outstanding, shall notify the Company in writing that he or they intend to offer or cause to be offered for public sale all or any portion of their Registrable Securities, the Company will notify all of the Holders of Registrable Securities who would be entitled to notice of a proposed registration under Section 6.1 of such notification Upon the written request of any such Holder after receipt from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holders (including the Holder or Holders giving the initial notice of intent to register hereunder) to be registered under the Securities Act in accordance with the terms of this
Section 6.2. All expenses of such registrations and offerings shall be borne by the Company, except that the Holders shall bear underwriting commissions, transfer taxes of shares being sold by the Holders and the expense of any special audit of the Company 5 financial statements if the notice requesting registration does not reasonably permit the use of existing or contemplated audited statements.

         6.3. Registrable Securities. For the purposes of this Section 6, the term "Registrable Securities" shall mean any shares of Common Shares owned by a Purchaser or issuable upon conversion of Class B Preferred Shares, and any Common Shares issued or issuable with respect to such Class B Preferred Shares' 'or Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganizations.

         6.4. Further Obligations of the Company. Whenever under the preceding sections of this Section 6 the Company is required hereunder to register Common Shares, it agrees that it shall also do the following:

                  (i) Use its best efforts to diligently prepare for filing with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary to complete the proposed public offering;

                  (ii) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of his Common Shares;

                  (iii) Enter into any underwriting agreement with provisions reasonably required by the proposed underwriter for the selling Holders, if any; and

                  (iv) Use its best efforts to register or qualify the Common Shares covered by said registration statement under the securities or "blue-sky" laws of such jurisdictions as any selling Holder may reasonably request, provided that the Company shall not be required to register or qualify the Common Shares in any states in which it is not now qualified to do business and which would require it to so qualify or to subject itself to general service of process in order to so register or qualify the Common Shares.

         6.5. Form S-3. If the Company becomes eligible to use Form S-3 under the Securities Act or a comparable successor form, the Company shall use its best efforts to continue to qualify at all times for registration on Form S-3 or such successor form The Holders of an aggregate of not less than fifteen percent (15%) of Registrable Securities shall have the right to request and have effected not more than one registration per year of shares of Registrable Securities on Form S-3 or such successor form for a public offering of shares of Registrable Securities having an aggregate proposed offering price of not less than $250,000 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders)

The Company shall not be required to cause a registration statement requested pursuant to this Section 6.5 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Holders of Registrable Securities to the effect that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following such 90-day period if the request pursuant to this Section 6.5 has been made prior to the expiration of such 90-day period The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 6.5 and shall provide a reasonable opportunity for such Holders to participate in the registration Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Common Shares on Form 5-3 or such successor form to the extent requested by the Holder or Holders thereof for purposes of disposition. If so requested by any Holder in connection with a registration under this Section 6.5, the Company shall take such steps as are required to register such Holder's Registrable Securities for sale on a delayed or continuous basis under Rule 415, and to keep such registration effective until all of such Holder's Registrable Securities registered thereunder are sold, provided that the Company may terminate any such shelf registration upon the commencement of any public offering of securities of the Company pursuant to a firm commitment underwriting if in the opinion of the underwriters for such public offering the continued effectiveness of such shelf registration would interfere with the sale of such securities in such public offering All expenses incurred in connection with a registration requested pursuant to this Section 6.5, including, without limitation, all registration, qualifications, printing, and accounting fees, and fees and disbursements of counsel for the selling Holder or Holders of Registrable Securities and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the registration pursuant to this Section 6.5 on the basis of the amount of securities so registered Notwithstanding the foregoing, the Company shall not be required to effect a registration under this Section 6.5 if, in the unqualified opinion of counsel for the Company, which counsel and opinion shall be acceptable to the holders of Registrable Securities, such holders of Registrable Securities may then sell all Registrable Securities proposed to be sold in the manner proposed to be sold without registration under the Act.

         6.6. Indemnification. Incident to any registration statement referred to in this Section 6, and subject to applicable law, the Company will indemnify each underwriter, each Holder of Registrable Securities so registered, and each person controlling any of them against all claims, losses. damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any untrue statement of a material fact contained therein, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any violation by the Company of the Securities Act, any state securities or "blue-sky" laws or any rule or regulation thereunder in connection with such registration, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to the Company by such Holder expressly for use therein, and with respect to such untrue statement or omission in the information furnished in writing to the Company by such Holder, such Holder will indemnify the underwriters, the Company, its directors and officers, the other Holders and each person controlling any of them against any losses, claims, damages, expenses or liabilities to which any of them may become subject to the same extent.

         6.7. Rule 144 Requirements. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Company will use its best efforts to file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect). The Company shall furnish to any Holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144.

         6.8. Transfer of Registration Rights. The registration rights of the Holders under this Section 6 may be transferred only to transferees of Registrable Securities, which transferees shall be (i) a Holder, (ii) an affiliate, as that term is defined in the Investment Company Act of 1940, of a Holder (including a partner of such Holder), or (iii) a party which acquires at least five thousand (5,000) Class B Preferred Shares (or such lesser number of Class B Preferred Shares which constitutes the total number of such shares purchased by such Holder under this Agreement) or an equivalent amount (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events) of Registrable Securities, or a combination of Class B Preferred Shares and Registrable Securities having an equivalent aggregate amount Each such transferee shall be deemed to be a "Holder" for purposes of this Section 6.

         6.9. Granting of Registration Rights. The Company shall not, without the prior written consent of a majority in interest of the Purchasers, grant any rights to any persons to register any shares of capital stock or other securities of the Company if such rights could reasonably be expected to conflict with, or be superior to or on parity with, the rights of the Holders of Registrable Securities granted pursuant to this Agreement.

SECTION 7.    GENERAL

         7.1. Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein no course of dealing between the Company and any Purchaser and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a consent or consents in writing signed by the holders of at least a majority in interest of the Purchased Shares and (in the case of a change or addition to this Agreement) the Company Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding (including Securities into which Securities have been converted), each future holder of all Securities, and the Company.

         7.2. Survival of Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Company made herein and in the certificates, lists, exhibits schedules or other written information delivered or furnished to any Purchaser in connection herewith shall be deemed material and to have been relied upon by such Purchaser, and, except as provided otherwise in this Agreement, shall survive the delivery of the Purchased Shares, and shall bind the Company's successors and assigns. whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Purchasers' successors and assigns and to transferees of the Securities, whether so expressed or not.

         7.3. Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts.

         7.4. Section Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

         7.5. Confidentiality. Each Purchaser agrees to hold confidential all information furnished to such Purchaser by the Company under this Agreement which the Company identifies as confidential or proprietary or which such Purchaser should have reasonably concluded was confidential, except for information which (a) is known to the public or becomes so known without breach by such Purchaser of its obligation of confidentiality hereunder, (b) is disclosed to such Purchaser on a nonconfidential basis by a third party who is not in breach of an obligation of confidentiality in making such disclosure, or which was known to such Purchaser prior to its being furnished to such Purchaser by the Company hereunder.

         7.6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

         7.7. Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes three days after being sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, at the Company's address as shown on the signature page hereof, or at any other address designated by the Company to each of the Purchasers in writing; if to a Purchaser, at its mailing address as shown on Exhibit A hereto, or at any other address designated by such Purchaser to the Company in writing; and if to an assignee of a Purchaser. to its address as designated to the Company in writing.

         7.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity,- and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions or this Agreement.

         7.9. Expenses. The Company shall pay all reasonable costs and expenses that it incurs with respect to the negotiation execution, delivery and performance of this Agreement, and the Purchasers shall pay all costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement, except that upon the Closing pursuant to this Agreement the Company shall reimburse the Purchasers for reasonable legal fees, expenses, and disbursements of Messrs. Goodwin, Procter & Hoar, special counsel for the Purchasers, incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written

                                                   MEDIQUAL SYSTEMS, INC

                                                   By:
                                                      --------------------------
                                                         President

                                                   Address:

                                                   1900 West Park Drive
                                                   Westborough, MA  01581

                                   PURCHASERS



ADVENT V LIMITED PARTNERSHIP               ADVENT CHESTNUT II LIMITED
                                            PARTNERSHIP
By:  TA Associates V, General Partner      By: TA Associates IV, General Partner

By:                                        By:
   ----------------------------------         ----------------------------------


ADVANT INDUSTRIAL LIMITED                  DESIFTA, S.A.
 PARTNERSHIP
By:  TA Associates V, General Partner      By: TA Associates V, Attorney-in-Fact

By:                                        By:
   ----------------------------------         ----------------------------------



CHESTNUT CAPITAL                           TA INVESTORS
 INTERNATIONALII
By:  TA Associates V, General Partner      By:  TA Associates V, General Partner

By:                                        By:
   ----------------------------------         ----------------------------------



ADVENT ATLANTIC & PACIFIC                  MICI MEDICAL SEED FUND -
 LIMITED PARTNERSHIP                        LIMITED PARTNERS
By:  TA Associates V, General Partner      By:  Timothy Maudlin, General Partner

By:                                        By:
   ----------------------------------         ----------------------------------